Exhibit 10.1

300 Goddard, Suite 100

Irvine, CA 92618

tel. 949.753.0624

fax 949.753.1504

www.combimatrix.com

June 27, 2013

Mark McDonough

Re: Offer Letter

Dear Mark:

The purpose of this letter is to amend the terms of your employment with respect to the cash components of your compensation.

On March 29, 2013, we amended, with your agreement, your employment terms to replace your bonus program in connection with your new role as President and Chief Executive Officer and mutually agreed to cancel and replace all previous bonus plans with CombiMatrix Corporation and its subsidiary.  On June 13, 2013, with your agreement, we replaced all cash bonus programs applicable to you with the 2013 Executive Performance Bonus Plan (the “Executive Bonus Plan”) and mutually agreed to cancel and replace all previous cash bonus plans and that the Executive Bonus Plan supersedes and replaces all cash bonus plans of CombiMatrix Corporation and its subsidiary in which you participated.

By executing this letter you confirm your agreement that no cash compensation (including cash bonuses) has been earned which has not been paid to you, and that no money is owed to you under the bonus program outlined in your offer letter of August 16, 2012 or the one-time cash bonus plan approved by the Compensation Committee on March 29, 2013. Except for the Executive Bonus Plan outlined in the Form 8-K (Item 5.02) filed with the SEC on June 18, 2013 and attached as Exhibit 10.1 thereto, and except for the performance-based stock options granted to you on March 29, 2013, you hereby release CombiMatrix Corporation as well as each of its past, present and future officers, directors, administrators, shareholders, employees, agents, predecessors, successors, subsidiaries, parents, assigns, representatives, and all other affiliated or related corporations and persons, from any and all claims, agreements, and related penalties, costs and expenses arising out of or related to all bonus plans applicable through the date this letter agreement is executed (the “Past Plans”) and you confirm that neither CombiMatrix Corporation nor its subsidiary has any liability to you with respect to the Past Plans.

Your agreement to this letter agreement and the releases contained herein is voluntary and you have had the opportunity to consult with an attorney of your choosing. This agreement includes a release of all known and unknown claims you may have as to past earned bonuses. You expressly waive any and all rights and benefits conferred upon you by Section 1542 of the California Civil Code, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIM OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

This letter and the Executive Bonus Plan is the complete agreement between us on all matters and supersedes all prior agreements on bonuses.

Please sign below indicating your knowing and voluntary agreement to the terms of this letter and the releases contained therein.

Dated: June 27, 2013	/s/ JEREMY M. JONES
On behalf of the Compensation
Committee of CombiMatrix Corporation

I represent and warrant to CombiMatrix Corporation that before executing this Agreement I had the opportunity to review this Agreement with independent counsel of my choice.  I have completely read and fully understand the provisions of this Agreement, in executing this Agreement I have not relied on any promise or representation made by any person other than the promises and representations explicitly stated in this Agreement, and that I act freely and under no duress, menace or undue influence in executing this Agreement.

Dated: June 27, 2013	/s/ MARK MCDONOUGH
Mark McDonough

CombiMatrix Corporation

300 Goddard, Suite 100, Irvine, CA 92618   Tel: 949.753.0624   Fax: 949.753.1504

www.combimatrix.com